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                     July 3, 2023

       Mitch Reback
       Chief Financial Officer
       Sweetgreen, Inc.
       3102 36th Street
       Los Angeles, California 90018

                                                        Re: Sweetgreen, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 25, 2022
                                                            Filed February 23,
2023
                                                            File No. 1-41069

       Dear Mitch Reback:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Ashley Van, Vice
President and Controller